UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2015

RUBICON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33834	36-4419301
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 East Green Street Bensenville, Illinois	60106
(Address of principal executive offices)	(Zip Code)

(847) 295-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2015, Rubicon Technology, Inc. (the “Company”) entered into executive employment agreements with William Weissman, the Company’s President and Chief Executive Officer, and Mardel Graffy, the Company’s Chief Financial Officer.

Pursuant to Mr. Weissman’s employment agreement, he will receive an annual base salary of $300,000, which will be reviewed by the Company’s Board of Directors (the “Board”) on an annual basis. In 2015, Mr. Weissman will be eligible for a cash bonus of $150,000 based on the achievement of certain objectives to be mutually agreed upon by Mr. Weissman and the Board. The Board, in its sole discretion, may determine to pay Mr. Weissman a discretionary cash bonus.

Pursuant to Ms. Graffy’s employment agreement, she will receive an annual base salary of $200,000, which will be reviewed by the Board on an annual basis. In 2015, Ms. Graffy will be eligible for a cash bonus of $60,000 based on the achievement of certain objectives to be mutually agreed upon by Ms. Graffy and the Board. The Board, in its sole discretion, may determine to pay Ms. Graffy a discretionary cash bonus.

Upon the execution of the employment agreements, the Company granted Mr. Weissman restricted stock units under the Company’s 2007 Stock Incentive Plan, as amended (the “Plan”), with a value of $100,000 and the Company granted Ms. Graffy restricted stock units under the Plan with a value of $50,000. The restricted stock units vest based on performance metrics to be determined by the Compensation Committee of the Board and shall vest immediately upon a Change in Control (as defined in the Plan). In accordance with the terms of the employment agreements, on December 1, 2015, the Company shall grant Mr. Weissman non-statutory stock options under the Plan with a value of $250,000 and the Company shall grant Ms. Graffy non-statutory stock options under the Plan with a value of $100,000. The shares granted pursuant to the stock options shall vest ratably over a four-year period, shall vest immediately upon a Change in Control and shall have a 12-month period of exercise following the death of the executive. The stock options have a ten-year term.

If the Company terminates Mr. Weissman’s or Ms. Graffy’s employment without Cause (as defined in the applicable employment agreement) or if Mr. Weissman or Ms. Graffy resigns his or her employment for Good Reason (as defined in the applicable employment agreement), the executive shall be entitled to the following: (a) payment of the executive’s annual salary earned through and including the termination or resignation date; (b) any vacation pay owed to the executive pursuant to the employment agreement; (c) any bonus earned prior to the termination or resignation date that remains unpaid; (d) for Mr. Weissman, payment of his annual salary for the twelve (12) month period after his termination or resignation date and for Ms. Graffy, payment of her annual salary for the six (6) month period after her termination or resignation date; (e) immediate vesting of any stock options and restricted stock units granted pursuant to the employment agreement; and (f) immediate vesting of any other stock options granted by the Company to the executive; provided, however, that the executive executes and delivers to the Company a complete release agreement in form and substance reasonably acceptable to the Company. The Company shall also continue payment of any health and welfare benefits for a period of twelve (12) months for Mr. Weissman and for a period of six (6) months for Ms. Graffy.

If the Company terminates Mr. Weissman’s or Ms. Graffy’s employment without Cause or the executive resigns for Good Reason at any time within two (2) years after a Change in Control, the executive shall receive the payments and benefits described above; provided, however, that the annual salary payment described in clause (d) above shall be paid in a lump sum and for Mr. Weissman, such payment shall be equal to his annual salary at the time of such termination or resignation, as applicable, and for Ms. Graffy, such payment shall be equal to 50% of her annual salary at the time of such termination or resignation, as applicable.

Upon termination of Mr. Weissman’s or Ms. Graffy’s employment for any reason, Mr. Weissman or Ms. Graffy, as applicable, is each subject to a non-compete for a period of twelve (12) months.

The foregoing descriptions of the employment agreements do not purport to be complete and are qualified in their entirety by reference to the executive employment agreements which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Executive Employment Agreement by and between Rubicon Technology, Inc. and William Weissman, dated as of February 18, 2015.

10.2	Executive Employment Agreement by and between Rubicon Technology, Inc. and Mardel Graffy, dated as of February 18, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUBICON TECHNOLOGY, INC.

Dated:	February 19, 2015	By:	/s/ William F. Weissman
		Name:	William F. Weissman
		Title:	President and Chief Executive Officer

Index to Exhibits

Exhibit Number	Description of the Exhibit

10.1	Executive Employment Agreement by and between Rubicon Technology, Inc. and William Weissman, dated as of February 18, 2015.

10.2	Executive Employment Agreement by and between Rubicon Technology, Inc. and Mardel Graffy, dated as of February 18, 2015.

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